SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director. On February 20, 2008, Kerry B. Harvey resigned from the boards of directors of the Company and the Company’s subsidiary financial institution, Heritage Bank. His resignation as a director of the Company also includes his resignation as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Harvey’s term would have expired in 2009. He had served on the boards of directors of the Company and the Bank since 2001. Mr. Harvey resigned to concentrate on other business obligations. These were no disagreements between the Company and Mr. Harvey that led to his resignation.

(d) Election of New Director. On February 20, 2008, Ted S. Kinsey (age 62) was elected to fill the vacant director positions resulting from Mr. Harvey’s resignations and to serve for remainder of Mr. Harvey’s unexpired terms. Mr. Kinsey is an “independent director” of the Company within the meaning of applicable NASDAQ listing standards. Mr. Kinsey has also been appointed to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

Mr. Kinsey is the owner and operator Parkway Chrysler, Inc. in Benton, Kentucky. He is a board member of Marshall County Hospital and Benton Electric System. He also serves in the Dealer Advertising Council for Chrysler, Dodge and Jeep.

Mr. Kinsey will be eligible to participate in the Company’s 1999 Stock Option Plan and 2004 Long-Term Incentive Plan, will be indemnified under the Company’s Bylaws to the fullest extent permitted by law and will be provided with customary directors’ and officers’ liability insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: February 25, 2008	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer